EXHIBIT 99.1

                        [THE SAVANNAH BANCORP LETTERHEAD]

                The Savannah Bancorp and Bryan Bancorp of Georgia
                     Complete Merger and Announce Promotions

December 15, 1998

SAVANNAH, GA --The Savannah Bancorp, Inc. ("Savannah") (NASDAQ/NMS:SAVB) announced today that the pending merger with Bryan Bancorp of Georgia, Inc.("Bryan") in Richmond Hill, Georgia has been completed. Five Bryan directors were also elected to the Savannah Board. They are E. James Burnsed, L. Carlton Gill, James Toby Roberts, Sr., James W. Royal and Robert T. Thompson, Jr.

     Two promotions were made at Board meetings after the shareholders' meeting.
E. James Burnsed was elected Vice Chairman of the Savannah Board and G. Michael Odom, Jr. was elected President of Bryan Bank & Trust. The Savannah Bank, N.A. and Bryan Bank & Trust, subsidiaries of The Savannah Bancorp, will continue to operate independently with their same names, management and employees, but common ownership. No job losses or layoffs are expected.

     Under the terms of the merger, Savannah will issue approximately 937,000 shares of its common stock in exchange for all of Bryan's outstanding common stock. The exchange ratio is 1.85 shares of Savannah common stock for each share of Bryan common stock. Approximately 2,678,000 shares will be outstanding after the exchange of shares has been completed.

     Archie H. Davis, President and Chief Executive Officer of Savannah, said, "We are extremely pleased to welcome the Bryan shareholders into the Savannah family. The combination of Savannah and Bryan will create an excellent banking franchise.

     E. James Burnsed, Chairman and Chief Executive Officer of Bryan added, "We are pleased to now be a part of the Savannah family and enthusiastically look forward to becoming a major contributor to the company's success. Savannah's philosophy that local banking decisions need to be made at the local community level provides the environment in which our existing line officers and staff can continue to deliver competitive financial services at a level that exceeds our customers' expectations."

     The Savannah Bancorp, Inc. is a bank holding company providing banking services from five offices in Savannah and one office in Richmond Hill, Georgia. As of September 30, 1998, the pro forma combined companies had total assets of $258 million, shareholder's equity of $23.9 million and net income of $2.456 million for the nine months then ended. On September 30, 1998, Savannah had total assets of $179 million and Bryan had total assets of $79 million.

     CONTACTS: The Savannah Bancorp, Inc., Savannah, GA
               Robert B. Briscoe, CFO  912-651-8225

               Bryan Bank & Trust, Richmond Hill, GA
               E. James Burnsed, Chairman & CEO  912-756-4444

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